UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2023

LINCOLN ELECTRIC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-1402	34-1860551
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22801 St Clair Avenue

Cleveland, Ohio 44117

(Address of principal executive offices, with zip code)

(216) 481-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares, without par value	LECO	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2023, Christopher L. Mapes, President and Chief Executive Officer of Lincoln Electric Holdings, Inc. (the “Company”) and Chairman of the Board of Directors of the Company (the “Board”), notified the Company of his intention to retire from his position as President and Chief Executive Officer effective as of the close of business on December 31, 2023. After December 31, 2023, Mr. Mapes will be designated Executive Chairman of the Board. Mr. Mapes’ decision to retire is not related to the Company’s financial or operating results or to any disagreements or concerns regarding the Company’s financial or reporting practices.

In connection with Mr. Mapes’ notification of his retirement, the Board elected Steven B. Hedlund, age 56, as President and Chief Executive Officer of the Company, effective as of January 1, 2024 (the “Transition Date”). Mr. Mapes will remain principal executive officer until the close of business on December 31, 2023, and Mr. Hedlund will succeed Mr. Mapes as principal executive officer as of the Transition Date. Mr. Hedlund joined the Company in 2008 and has been serving as Chief Operating Officer since May 9, 2022. Prior to that, Mr. Hedlund served as: Executive Vice President, President, Americas and International Welding from October 21, 2020 to May 9, 2022; Executive Vice President, President, International Welding from June 1, 2017 to October 21, 2020; Senior Vice President and President, Global Automation from January 22, 2015 to June 1, 2017; Senior Vice President, Strategy & Business Development from February 19, 2014 to January 22, 2015; and Vice President, Strategy & Business Development from September 15, 2008 to February 19, 2014. Mr. Hedlund is not a party to any transaction described in Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.

The Board also approved an increase in the size of the Board from eleven to twelve Directors to be effective as of the Transition Date and, in connection with the vacancy, approved the appointment of Mr. Hedlund as a member of the Board, effective as of the Transition Date.

In connection with the anticipated leadership transition, the Board approved, effective as of August 1, 2023, an increase in Mr. Hedlund’s annual base salary from $648,000 to $1,010,000, an increase in his target annual bonus from $825,000 to $1,464,500, which will be applied pro-rata to the total base salary actually paid to Mr. Hedlund for fiscal year 2023, an award of restricted stock units in an amount equal to approximately $500,000, and an award of stock options in an amount equal to approximately $500,000. In general, the restricted stock units will vest in full after three years, subject to the terms of the Company’s standard award agreement for restricted stock units, and the stock options vest ratably over three years, subject to the terms of the Company’s standard award agreement for stock options.

In addition, the Board also approved, effective as of the Transition Date, Mr. Hedlund’s compensation for the 2024 calendar year consisting of an annual base salary of $1,010,000, a target annual bonus of $1,464,500, and a long-term incentive award target value in an amount of approximately $4,787,100, which will be granted in accordance with the Company’s standard grant practices in February 2024 pursuant to the various forms of award agreements that will be approved in February 2024.

Beginning on the Transition Date, for his service as Executive Chairman of the Board, Mr. Mapes will receive an annual base salary of $553,800, a target annual bonus of $803,000, which applicable percentage will be applied to the total base salary actually paid to Mr. Mapes for fiscal year 2024, and a long-term incentive award target value in an amount of approximately $5,643,200, which will be granted in accordance with the Company’s standard grant practices in February 2024 pursuant to the various forms of award agreements that will be approved in February 2024.

A copy of the Company’s press release announcing these activities is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	The Company’s press release dated July 27, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN ELECTRIC HOLDINGS, INC.

Date: July 27, 2023	By:	/s/ Jennifer I. Ansberry
Jennifer I. Ansberry, Executive Vice President, General Counsel & Secretary